Exhibit 99.1

For Immediate Release

For information contact:
Jon Safran
Director, Investor Relations
(713) 209-8610
safran@cooperindustries.com

Cooper Industries Completes $300 Million Offering Of Ten-Year Notes

HOUSTON, June 18, 2007 — Cooper Industries, Ltd. (NYSE: CBE) today announced that its Cooper US, Inc. subsidiary has issued $300 million of senior unsecured notes due in 2017. The fixed rate notes have an interest coupon of 6.10 percent. Proceeds from the financing will be used to repay maturing long term debt. Combined with interest rate hedges implemented in anticipation of the offering, this debt will have an effective annual cost to Cooper of 5.75 percent.

About Cooper Industries

Cooper Industries, Ltd. is a global manufacturer with 2006 revenues of $5.2 billion, approximately 85 percent of which are from electrical products. Incorporated in Bermuda with administrative headquarters in Houston, Cooper employs approximately 31,000 people and operates eight divisions: Cooper B-Line, Cooper Bussmann, Cooper Crouse-Hinds, Cooper Lighting, Cooper Menvier, Cooper Power Systems, Cooper Wiring Devices and Cooper Tools Group. Cooper Connection provides a common marketing and selling platform for Cooper’s sales to electrical distributors. For more information, visit the website at www.cooperindustries.com.

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